Exhibit 10.6

Term Sheet between

MedTech Acquisition Corporation (the “Issuer”), TriSalus Life Sciences, Inc. (the
“Target”) and Magnetar Capital LLC, on behalf of one or more affiliates (the
“Purchaser”)

November 11, 2022

THIS SUMMARY OF TERMS IS FOR DISCUSSION PURPOSES ONLY. OTHER THAN THE SECTIONS OF THIS TERM SHEET TITLED “CONFIDENTIALITY”, “EXPENSES”, “GUARANTY”, “INDEMNIFICATION”, “EXCLUSIVITY”, “TERMINATION”, “WAIVER AGAINST TRUST ACCOUNT”, AND “GOVERNING LAW”, EACH OF WHICH SHALL BE BINDING ON THE PARTIES HERETO. NOTHING HEREIN IS INTENDED TO OR SHALL CONSTITUTE OR EVIDENCE A BINDING OFFER OR AGREEMENT AMONG THE PARTIES, BUT RATHER FORMS THE GENERAL BASIS FOR DISCUSSIONS RELATING TO SUCH FINANCING AND THE GENERAL BASIS ON WHICH THE PURCHASER IS PREPARED TO CONTINUE NEGOTIATIONS AND DUE DILIGENCE, AND NO OBLIGATION AMONG THE PARTIES SHALL ARISE UNLESS AND UNTIL ALL NECESSARY CONSENTS AND APPROVALS HAVE BEEN OBTAINED AND MUTUALLY SATISFACTORY DEFINITIVE WRITTEN AGREEMENTS HAVE BEEN PREPARED AND EXECUTED.

Issuer:	MedTech Acquisition Corporation, a Delaware corporation.

Securities:	Senior secured convertible notes (the “Notes”).

Issuance Amount:	Up to $50,000,000 total principal amount, not including the Greenshoe.

Funded Indebtedness Amount

In the event that legislative inclusion is received on or before January 31, 2023, resulting in either (i) a permanent code (to take effect no later than April 1, 2023) is established in respect of the TriNav Infusion System that results in a payment amount to the provider that is equal to or higher than the current amount that providers are reimbursed by Medicare in respect of the TriNav Infusion System, then the “Funded Indebtedness Amount” (i.e., the Issuance Amount excluding the Greenshoe) shall equal $50,000,000 principal amount; or (ii) the TPP in respect of the TriNav Infusion System is extended for a period of not less than one year (i.e. to at least through December 31, 2023) and such extension results in a payment amount to the provider that is equal to or higher than the current amount that providers are reimbursed by Medicare, then, the Funded Indebtedness Amount shall equal $25,000,000 principal amount.  Notwithstanding the foregoing, solely in respect of clause (ii) of the immediately preceding sentence, if, following the closing but prior to December 31, 2023, a permanent code (to take effect no later than January 1, 2024) is established in respect of the TriNav Infusion System that results in a payment amount to the provider that is equal to or higher than the current amount that providers are reimbursed by Medicare, then, subject to the satisfaction of customary bringdown conditions, the Funded Indebtedness Amount shall be increased by $25,000,000 principal amount (i.e., the Purchaser shall fund an additional $25,000,000 principal amount of Notes beyond the $25,000,000 principal amount of Notes initially funded by the Purchaser pursuant to clause (ii) of the immediately preceding sentence). If the payment amount is unknown, the Purchaser may elect to delay funding until it is known or may elect to terminate this Term Sheet.

Greenshoe:	For the two year period following the Closing Date, the Purchaser will have the option to purchase from, and Issuer will issue upon exercise of such option, additional convertible promissory notes in the aggregate principal amount up to the aggregate Funded Indebtedness Amount (“Second Tranche Notes”) (e.g., if the Purchaser has only become obligated to fund $25,000,000 principal amount of Notes, then the foregoing Greenshoe will be exercisable only for up to $25,000,000 principal amount). The terms of the Second Tranche Notes will be identical to those of the initial Notes issued to Purchaser, except that (i) in a situation where the Greenshoe is exercised following the one-year anniversary of the Closing Date, the Second Tranche Notes will, at the option of the Purchaser, have a Maturity Date (which will be either the 15th day or the last day of a calendar month) that approximates as closely as possible the three-year anniversary of the issuance date of the Second Tranche Notes, and (ii) the Conversion Price of such Second Tranche Notes shall be equal to the then-applicable Conversion Price of the initial Notes issued to Purchaser and such Conversion Price shall only reset (if ever) to the same Conversion Price of the initial Notes issued to Purchaser when the Conversion Price of the initial Notes is reset as set forth below.

Denominations:	$1,000 per Note.

Offering Price:	100% of Par.

Closing Date:	Substantially concurrent with the closing of the Issuer’s business combination with TriSalus Life Sciences, Inc. (the “Target”, and such transaction, the “Business Combination”). The Business Combination is expected to close in the first quarter of 2023.

Ranking:	The Notes will be the Issuer’s senior secured obligations.

Maturity Date:	Three years from the date of issuance of the Notes.

Use of Proceeds:	The Issuer will use the net proceeds from its issuance of the Notes to pay its out-of-pocket fees and expenses related to the negotiation, documentation and consummation of the Business Combination. Any remaining net proceeds will be used for working capital and general corporate purposes.

Coupon:	8.00% per annum, compounding semi-annually, paid-in-kind.

Interest Payment Dates:	Payable semi-annually in arrears on the two days (each of which will be either the 15th day or the first day of a calendar month) that approximate as closely as possible the six-month and one-year anniversary, respectively, of the issuance date of the Notes.

Conversion Price:	$10.00 per Common Share, subject to customary adjustments, including in respect of equity issued in connection with any equity line of credit. The Conversion Price will also reset upon each of the 9-, 15- and 24-month anniversaries of the initial issuance date of the Notes to be equal to the lowest of (i) $10.00 per Common Share, subject to customary adjustments, (ii) the trailing 10-trading day VWAP of the Common Stock and (iii) the then-current reset Conversion Price.

10% Conversion Blocker:	In the event that conversion of the Notes would cause any holder thereof, together with its affiliates, to beneficially own more that 9.99% of the number of Common Shares outstanding immediately after giving effect to such issuance, then such issuance (or the applicable portion of such issuance) shall be held in abeyance until such time as such issuance (or the applicable portion of such issuance) may occur without violating the 9.99% restriction referred to herein.

Settlement Type:	Common Shares.

Cash Redemption Option:	None.

Mandatory Conversion Option:	None.

Registration Rights:	Customary for similar transactions.

Dividends:	Any dividend declared by the Issuer on the Common Shares shall receive written consent by the Purchaser and be paid to the holders of the Notes on an as-converted basis based on the applicable Conversion Price at the time of the dividend.

Right of Refusal:	For as long as the Notes are outstanding, the Purchaser shall have a right of refusal to participate in any debt or equity capital raise conducted as a private placement (excluding any equity line of credit or any PIPE transaction that would be consummated substantially concurrent with the Closing Date) conducted by the Issuer in an amount sufficient for the Purchaser to maintain its implied, fully diluted equity ownership percentage in the Issuer (on a pro rata, as-converted basis based on the applicable Conversion Price at the time of the capital raise).

Permitted Indebtedness:	Other than Indebtedness reflected in the pro forma documentation as of signing, the terms of which must be satisfactory to Purchaser, and customary permitted indebtedness (including capital leases, letters of credit and cash management obligations), the Issuer may incur additional indebtedness provided (i) it is subordinate to the Notes and has a maturity date that is after the Maturity Date hereunder or (ii) is secured only by specific, newly purchased assets. All other indebtedness will require the approval of Purchaser.

Security:	All assets of the Issuer and its subsidiaries, subject to customary excluded assets and permitted liens.

Liquidity Covenant:	The Issuer agrees to maintain a balance of cash and cash equivalents of no less than $5,000,000 to be measured quarterly on March 31, June 30, September 30 and December 31 of each year.

Covenants:	Other covenants TBD based on diligence.

Events of Default:	Customary for similar transactions to include bankruptcy, failure to pay, etc.

PIPE

The Issuer shall raise an equity-based PIPE in support of the Business Combination from one or more purchasers without the prior written consent of the Purchaser and without implicating the right of first refusal set forth above, provided that such PIPE is in an aggregate amount of at least $15,000,000 and the shares issued in connection with the PIPE are at a price not less than $8.50 per share.

Conditions:

The signing of the definitive documentation by Purchaser is subject to customary conditions for transactions of a similar nature, including satisfactory completion by Purchaser of due diligence and investment committee approval.

Funding of the Notes will be subject to (i) the satisfaction of either product reimbursement condition set forth in clause (i) or (ii) of the section entitled “Funded Indebtedness Amount”, (ii) entry into definitive agreements with respect to the Notes and the transactions in connection therewith in form and substance satisfactory to the Purchaser in its sole discretion and (iii) customary conditions for transactions of a similar nature, including without limitation (A) that the Business Combination will close substantially simultaneously, (B) all other PIPEs in support of the Business Combination will be funded in full with none of the terms thereof for convertible debt securities being more favorable than the terms hereof, (C) the continued listing of the Common Shares on a national securities exchange through the consummation of the Business Combination and the approval of the listing of the Common Shares underlying the Notes and (D) the Target shall not have experienced a Material Adverse Effect (as defined in the merger agreement for the Business Combination) that is continuing, and the Issuer shall not have experienced an Acquirer Material Adverse Effect (as defined in the merger agreement for the Business Combination) that is continuing. Any amendment, waiver or modification of the merger agreement for the Business Combination that would adversely affect the Purchaser in any material respect or that is otherwise intended to circumvent or frustrate the terms of the Notes transaction shall require Purchaser’s prior written consent.

Confidentiality:

The Issuer agrees that, except as otherwise required by applicable law or if generally available to the public (including following any public announcement of the Business Combination), neither it, nor its affiliates, employees or representatives will disclose or allow disclosure of the existence of any discussions between the parties regarding a potential transaction, this term sheet or the information contained herein to any party other than its personnel and agents having a “need-to-know” and who are subject to confidentiality obligations, without the express prior written approval of the Purchaser; provided that this term sheet may be disclosed to the Target and its personnel, advisors and agents having a “need-to-know” who are subject to confidentiality obligations and that the terms of this term sheet may be disclosed to potential PIPE investors and their personnel, advisors and agents having a “need-to-know” who are subject to confidentiality obligations in connection with the Business Combination. The Issuer and the Target may file a copy of this term sheet with the U.S. Securities and Exchange Commission (“SEC”) in connection with any public announcement of the Business Combination, subject to Purchaser’s prior consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Issuer and the Target may not disclose the identity of the Purchaser in any press release or description contained in a filing with the SEC without the Purchaser’s prior consent.

Expenses:	The Issuer will reimburse the Purchaser and its affiliates for expenses of the Purchaser and its affiliates (including reasonable fees and expenses of attorneys, accountants, consultants, appraisers and out-of-pocket expenses of the Purchaser and its affiliates) incurred in connection with the transactions contemplated by this term sheet (including the negotiation hereof) or any similar investment or other transaction between the Purchaser and/or its affiliates and the Issuer, whether or not a definitive agreement for the Business Combination is signed or in respect of the transactions contemplated by this Term Sheet are signed, up to $300,000 in the aggregate (the “Expense Obligation”); provided that in the event Purchaser reasonably believes expenses of the Purchaser and its affiliates will be in excess of $300,000, the Purchaser will so notify the Issuer and the parties will cooperate in good faith to discuss and implement an increase of the Expense Obligation. The Expense Obligation will be paid promptly (and, in any event, within 15 business days) following each invoice therefor.

Guaranty

Target hereby irrevocably, absolutely and unconditionally guarantees to Purchaser, as a primary obligor and not merely as a surety, the punctual and full payment of the Expense Obligation if and when due and payable in accordance with and subject to the terms and conditions set forth in the section entitled “Expenses”, in accordance with the terms thereof. If Issuer shall default in the due and punctual performance of the Expense Obligation, Target will immediately pay or cause to be paid such Expense Obligation and will immediately make full payment of any amount due with respect thereto at its sole cost and expense. To the fullest extent permitted by applicable law, Target hereby expressly waives any right or defense to require the Purchaser to proceed against or take any action against or pursue any remedy with respect to Issuer before the Purchaser may enforce its rights hereunder against Target, and no such act or omission of any kind shall in any way affect or impair this guarantee. In furtherance of the foregoing, Target acknowledges that the Purchaser may, in its sole discretion, bring and prosecute a separate action or actions against Target regardless of whether action is brought against the Issuer for performance of the Expense Obligation. Target agrees that the Expense Obligation shall not be released or discharged, in whole or in part, or otherwise affected by (i) any action or inaction on the part of Issuer (other than payment by Issuer of the Expense Obligation), (ii) any change in the corporate existence, structure or ownership of the Issuer or any insolvency, bankruptcy, liquidation, reorganization or other similar proceeding affecting the Issuer or its assignees, (iii) the failure or delay on the part of the Purchaser to assert any claim or demand or to enforce any right or remedy against Target, or (vi) the value, genuineness, validity, regularity, illegality or enforceability of this Agreement or any agreement or instrument related thereto, in each case in accordance with its terms. Target acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that this guarantee, including specifically the waivers set forth herein, are knowingly made in contemplation of such benefits.

Indemnification

The Issuer and Target shall jointly and severally indemnify and hold harmless Purchaser, its affiliates, equityholders, directors, managers, officers, employees, agents, advisors and representatives and any such representatives of the foregoing and each of their successors and assigns (each a “Purchaser Indemnified Party”) for all losses and damages of any kind or nature, liabilities, damages, costs, actions or causes of action, settlements, assessments, levies, fines, debts, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and accountants’ fees and expenses, that any Purchaser Indemnified Party may suffer, sustain or incur and that result from, arise out of, relate to or are caused by (i) any breach of this Term Sheet by the Issuer or Target or (ii) any third party claims arising out of, related to or in connection with the term sheet or the transactions contemplated hereby, including the Business Combination.

Waiver against Trust Account:

Reference is made to the final prospectus of MedTech Acquisition Corporation, filed with the SEC (File No. 333-251037) on December 21, 2020, and dated as of December 17, 2020 (the “Prospectus”). The Purchaser hereby acknowledges that it has read the Prospectus and understands that the Issuer has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Issuer’s public stockholders (including overallotment shares acquired by the Issuer’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, the Issuer may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares in the Issuer in connection with the consummation of the Issuer’s initial business combination (as such term is used in the Prospectus) (an “Initial Business Combination”) or in connection with an extension of its deadline to consummate an Initial Business Combination, (b) to the Public Stockholders if the Issuer fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by amendment to the Issuer’s organizational documents, (c) with respect to interest earned on the amounts held in the Trust Account, as necessary to pay any taxes and up to $100,000 in dissolution expenses, or (d) to the Issuer after or concurrently with the consummation of an Initial Business Combination. For and in consideration of the Issuer entering into this term sheet and into discussions with Purchaser regarding the proposed financing described herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this term sheet, neither the Purchaser nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of as a result of, in connection with or relating in any way to, this term sheet between Issuer or its representatives, on the one hand, and Purchaser or its representatives, on the other hand, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Released Claims shall not include any right, title, interest or claim Purchaser may have by virtue of its possible status as a Public Stockholder The Purchaser, on behalf of itself and its affiliates, hereby irrevocably waives any Released Claims that the Purchaser or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Issuer or its representatives and agrees that it will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever other than any recourse it might have as a Public Stockholder (including for an alleged breach of any agreement with Issuer or its affiliates). Purchaser agrees and acknowledges that such irrevocable waiver is material to this term sheet and specifically relied upon by Issuer and its affiliates to induce Issuer to enter into this term sheet, and Purchaser further intends and understands such waiver to be valid, binding and enforceable against Purchaser and each of its affiliates under applicable law. To the extent Purchaser or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its representatives, which proceeding seeks, in whole or in part, monetary relief against Issuer or its representatives, Purchaser hereby acknowledges and agrees that Purchaser’s and its affiliates’ sole monetary remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Purchaser or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein other than in any such person’s capacity as a Public Stockholder.

Exclusivity:	In consideration of the undertaking by the Purchaser of the substantial time and effort incident to due diligence, structuring and documentation related to the investment contemplated by this Term Sheet, the Issuer hereby grants the Purchaser an exclusivity period with respect to the transaction described herein to complete due diligence and to negotiate and execute definitive documentation. The exclusivity period shall begin on the date hereof and shall end on December 31, 2022, provided that such period shall automatically extend for an additional 45 days in the event the Target receives a legislative inclusion reasonably likely to result in one or more conditions under the heading “Funded Indebtedness Amount” being satisfied. Notwithstanding the foregoing and for greater clarity, neither party shall be under any obligation to negotiate definitive terms.

Termination	This term sheet will terminate upon the earliest to occur of (i) the termination of the Agreement and Plan of Merger by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc., dated as of the date hereof (the “Business Combination Agreement”) in accordance with its terms, (ii) the mutual written consent of the Issuer and the Purchaser, (iii) under the applicable outside date (pursuant to Section 11.01(b)(i) of the Business Combination Agreement as existing on the date hereof), if the Business Combination has not been consummated by such date, (iv) the entry into definitive agreements with respect to the Notes and (v) at Purchaser’s sole election, on or after January 31, 2023 (the “Termination Date”), if (a) a permanent code (to take effect no later than April 1, 2023) is not established in respect of the TriNav Infusion System that results in a payment amount to the provider that is equal to or higher than the current amount that providers are reimbursed by Medicare in respect of the TriNav Infusion System, or (b) the TPP in respect of the TriNav Infusion System is not extended for a period of not less than one year, in each case prior to the Termination Date.

Governing Law:	This term sheet shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles.

Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this LOI.

Sincerely,

MedTech Acquisition Corporation

		By:	/s/ Christopher Dewey
			Name:	Christopher Dewey
			Title:	Chief Executive Officer

TriSalus Life Sciences, Inc.

		By:	/s/ Sean Murphy
			Name:	Sean Murphy
			Title:	CFO

Accepted and agreed

Magnetar Capital LLC

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel